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                                                                   Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 5, 1999 with respect to the consolidated financial statements of Karrington Health Inc., included in the Proxy Statement of Karrington Health, Inc. that is made a part of the Registration Statement (Form S-4 No. 333-75315) and Prospectus of Sunrise Assisted Living, Inc. for the registration of shares of its common stock. We also consent to the incorporation by reference therein of our report dated March 3, 1999, with respect to the consolidated financial statements of Sunrise Assisted Living, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

                                                   /s/Ernst & Young LLP

Washington, D.C.
April 12, 1999